Exhibit 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

July 24, 2014

Chiquita Brands International, Inc.

550 South Caldwell Street

Charlotte, North Carolina 28202

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Chiquita Brands International, Inc., a New Jersey corporation (“Chiquita”), in connection with the preparation and filing of the Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus, dated as of April 29, 2014, and as amended through the date hereof, and filed with the Securities and Exchange Commission in connection with the acquisition, by ChiquitaFyffes plc, a public limited company incorporated in Ireland (“ChiquitaFyffes”), of all of the common shares of Chiquita, in exchange for ordinary shares of ChiquitaFyffes (the “Reorganization”) pursuant to the Transaction Agreement, dated March 10, 2014, by and among Chiquita, ChiquitaFyffes (formerly known as Twombly One Limited), Fyffes plc, a public limited company incorporated in Ireland (“Fyffes”), CBII Holding Corporation, a Delaware corporation (“Delaware Sub”), and Chicago Merger Sub, Inc., a New Jersey corporation (“Merger Sub”) (the “Agreement”).1

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy Statement/Prospectus (prepared with respect to the Reorganization) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Proxy Statement/Prospectus and such other documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

[1]	Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

Chiquita Brands International, Inc.

July 24, 2014

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of Chiquita and ChiquitaFyffes, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of Chiquita and ChiquitaFyffes (the “Representation Letters”) and have assumed that such statements and representations are and will continue to be correct as of the Effective Time without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Chiquita and ChiquitaFyffes, including those set forth in the Representation Letters. Because we are rendering our opinion prior to the Effective Time and will not be required to issue an opinion at the Effective Time, we have assumed that neither the relevant facts nor the applicable law will change between the date hereof and the Effective Time.

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Proxy Statement/Prospectus, the Agreement or the Representation Letters, could affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Subject to the assumptions set forth herein and the assumptions and qualifications set forth in the Proxy Statement/Prospectus, under current U.S. federal income tax law, the statements under the caption “U.S. Federal Income Tax Considerations — Chiquita and ChiquitaFyffes”, to the extent that they set forth specific legal conclusions under U.S. federal income tax law, except as otherwise provided therein, represent our opinion.

Except as set forth above, we express no other opinion. We are furnishing this opinion solely in connection with the filing of the Proxy Statement/Prospectus. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) under Regulation S-K, we hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.  We consent to the use of our firm name in the Registration Statement under the heading “U.S. Federal Income Tax Considerations — Chiquita and ChiquitaFyffes”.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP